Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 11, 2012
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP:  89233P5U6

Principal Amount (in Specified Currency):  $677,500,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price:  100%
Initial Trade Date:  January 10, 2012
Original Issue Date:  January 13, 2012
Stated Maturity Date:  January 14, 2013

Initial Interest Rate:  Three month LIBOR determined on January 11, 2012 plus
0.20%, accruing from January 13, 2012
Interest Payment Dates:  The 14th of each April, July and October, commencing on April 14, 2012, and on the Stated Maturity Date

Net Proceeds to Issuer:  $677,083,750
Agents:  J.P. Morgan Securities LLC (as successor-in-interest to J.P. Morgan
Securities Inc.) (“J.P. Morgan”)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”)
CastleOak Securities, L.P. (“CastleOak”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)
J.P. Morgan’s Discount or Commission:  0.03%
J.P. Morgan’s Capacity:
    [  ] Agent
    [X] Principal
Merrill Lynch’s Discount or Commission:  0.03%
Merrill Lynch’s Capacity:
    [  ] Agent
    [X] Principal
CastleOak’s Discount or Commission:  0.03%
CastleOak’s Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission:  0.15%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent:  Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):  +0.20%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  April 14, 2012
Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  Each Interest Payment Date
Interest Rate Reset Cutoff Date:  N/A
Interest Determination Date:  The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days:  New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 10, 2009, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan, Morgan Stanley & Co., LLC and TFSS USA, J.P. Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan $160,000,000 principal amount of the Notes (the “J.P. Morgan Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch $200,000,000 principal amount of the Notes (the “Merrill Lynch Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated July 8, 2009 and the Appointment Agreement Confirmation dated January 10, 2012 (collectively, the “CastleOak Appointment Agreement”), between TMCC and CastleOak, CastleOak, acting as principal, has agreed to purchase and TMCC has agreed to sell to CastleOak $140,000,000 principal amount of the Notes (the “CastleOak Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the CastleOak Appointment Agreement, the obligations of J.P. Morgan, Merrill Lynch and CastleOak to purchase the J.P. Morgan Notes, the Merrill Lynch Notes and the CastleOak Notes, respectively, are several and not joint, and in the event of a default by any of J.P. Morgan, Merrill Lynch or CastleOak, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of J.P. Morgan, Merrill Lynch and CastleOak is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $177,500,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.